Exhibit 99.1

Investor Relations

eOn Communications

800-955-5321

investorrelations@eoncc.com

For Release 4:30 PM ET, March 17, 2011

eOn Communications Reports Second Quarter and Year-To-Date Revenue Increases

CORINTH, MS (March 17, 2011) – eOn Communications Corporation™ (NASDAQ: EONC) (the “Company”), a leading provider of telecommunications solutions, today reported second fiscal quarter and year-to-date results for the period ended January 31, 2011.

Second quarter revenue increased 66% to $5,721,000 from $3,448,000 in the second quarter of last year, primarily due to the inclusion of Cortelco Systems Puerto Rico revenue in which majority ownership was acquired on June 9, 2010. Net loss for the quarter was $205,000 or $0.07 per common share compared to net loss of $248,000 or $0.09 per common share in the quarter ended January 31, 2010. The net loss for the quarter ended January 31, 2011 included a loss from discontinued operations of $51,000 or $0.02 per common share related to the Company’s China operations. Operating results were negatively impacted by $132,000 of imputed interest expense due to the amortization of the difference between the face value of the contingent obligation to the former Cortelco shareholders and the discounted present value of the note payable recorded on the balance sheet. Net loss from continuing operations for the quarter excluding the impact of the imputed interest expense was $22,000 or $0.01 per common share.

Revenue for the six months was $11,550,000, an increase of 46% compared to $7,920,000 for the six months ended January 31, 2010. Net loss for the six months was $452,000 or $0.16 per common share, compared to a net income of $131,000 or $0.05 per common share for the six months ended January 31, 2010. The net loss for the six months ended January 31, 2011 included a loss from discontinued operations of $232,000 or $0.08 per common share. For the six months ended January 31, 2011 excluding the impact of $288,000 in imputed interest expense, net income from continuing operations was $68,000 or $0.02 per common share.

Results for the Company’s 100% owned subsidiary, Cortelco Systems Holding Company, remained strong compared to prior periods and forecasts despite economic pressures.

Mr. David Lee, chairman of eOn’s Board of Directors noted, “We continue to focus on the needs of our customers while aligning expenses with revenues. Sluggish revenue and a net loss in our communications systems and services segment were partially offset by positive results in the telephony and Puerto Rico segments. We are evaluating opportunities available to us related to our new IP-PBX in an effort to increase shareholder value.”

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About eOn Communications™

eOn Communications Corporation™ is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-K filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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eOn Communications Corporation

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

Unaudited

	Three Months Ended January 31,		Six Months Ended January 31,
	2011	2010	2011	2010
REVENUE
Net revenue	$5,721	$3,448	$11,550	$7,920

COST OF REVENUE
Cost of revenue	4,048	2,231	8,168	5,015

Gross profit	1,673	1,217	3,382	2,905

OPERATING EXPENSE
Selling, general and administrative	1,506	1,077	2,992	2,178
Research and development	137	117	270	254
Other expenses	(13)	10	20	25

Total operating expense	1,630	1,204	3,282	2,457

Income from operations	43	13	100	448

OTHER INCOME (EXPENSE)
Interest expense, net	(136)	(297)	(294)	(350)
Equity in earnings of unconsolidated investee	—	48	—	49

Total other expense	(136)	(249)	(294)	(301)

(Loss) income before income taxes	(93)	(236)	(194)	147

Income tax benefit	—	—	—	21

Net (loss) income from continuing operations	(93)	(236)	(194)	168

DISCONTINUED OPERATIONS
Loss from discontinued operations	(51)	(12)	(232)	(37)

Net (loss) income	(144)	(248)	(426)	131
Less: Net income attributable to noncontrolling interest	61	—	26	—

Net (loss) income attributable to common shareholders	$(205)	$(248)	$(452)	$131

COMPREHENSIVE (LOSS) INCOME
Net (loss) income	$(205)	$(248)	$(452)	$131
Unrealized gains on available-for-sale securities	—	—	—	4
Foreign currency translation adjustment	—	—	2	—

Comprehensive (loss) income	$(205)	$(248)	$(450)	$135

Weighted average shares outstanding
Basic	2,858	2,736	2,857	2,736

Diluted	2,858	2,736	2,857	2,738

Basic (loss) income per share:
From continuing operations	$(0.05)	$(0.09)	$(0.08)	$0.06
From discontinued operations	(0.02)	—	(0.08)	(0.01)

Basic (loss) income per share	$(0.07)	$(0.09)	$(0.16)	$0.05

Diluted (loss) income per share:
From continuing operations	$(0.05)	$(0.09)	$(0.08)	$0.06
From discontinued operations	(0.02)	—	(0.08)	(0.01)

Diluted (loss) income per share	$(0.07)	$(0.09)	$(0.16)	$0.05

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eOn Communications Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

	January 31,	July 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,914	$4,108
Trade accounts receivable, net of allowance of $258 and $235, respectively	4,571	4,168
Trade accounts receivable - related party	—	8
Inventories	5,583	4,948
Prepaid and other current assets	289	257

Total current assets	12,357	13,489

Property and equipment, net	241	279
Intangibles, net	972	847
Investments	990	990

Total assets	$14,560	$15,605

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$2,488	$2,361
Notes payable - related party	676	674
Accrued expenses and other	1,749	1,977

Total current liabilities	4,913	5,012
Notes payable - related party, net of current portion	3,079	3,647

Total liabilities	7,992	8,659

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Common stock, $0.005 par value (10,000,000 shares authorized, 2,997,546 and 2,989,269 shares issued, respectively)	15	15
Additional paid-in capital	56,264	56,269
Treasury stock, at cost (139,580 shares)	(1,503)	(1,503)
Accumulated deficit	(48,841)	(48,389)
Accumulated other comprehensive income	112	110

Total eOn Communications Corp. stockholders’ equity	6,047	6,502
Noncontrolling interest	521	444

Total stockholders’ equity	6,568	6,946

Total liabilities and stockholders’ equity	$14,560	$15,605

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